Exhibit 1.1
EXECUTION COPY
COMMON UNIT
PURCHASE AGREEMENT
by and among
PLAINS ALL AMERICAN PIPELINE, L.P.
and
THE PURCHASERS PARTY HERETO

COMMON UNIT
PURCHASE AGREEMENT
     This COMMON UNIT PURCHASE AGREEMENT is made and entered into as of December 13, 2006 (this “Agreement”), by and among PLAINS ALL AMERICAN PIPELINE, L.P., a Delaware limited partnership (“Seller”), and the Purchasers listed on Schedule 2.1 hereto (each a “Purchaser” and collectively, the “Purchasers”).
     WHEREAS, Seller desires to sell to the Purchasers, and the Purchasers desire to purchase from Seller, certain common units representing limited partner interests in Seller, subject to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and each of the Purchasers, severally and not jointly, hereby agree as follows:
ARTICLE I.
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
     “Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any governmental authority, mediator or arbitrator.
     “Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning specified in the Preamble.
     “Baker Botts Legal Fees” shall have the meaning specified in Section 7.11.
     “Business Day” means any day other than a Saturday, a Sunday or a legal holiday or other date on which the NYSE does not open for trading.
     “Closing” shall have the meaning specified in Section 2.3.
     “Closing Date” shall have the meaning specified in Section 2.3.
     “Commission” means the United States Securities and Exchange Commission.
     “Common Unit Price” shall have the meaning specified in Section 2.2.
     “Common Units” means the common units representing limited partner interests in Seller.
     “Confidential Information” means, with respect to each Purchaser, all oral or written information, documents, records and data that Seller or its Representatives furnishes or otherwise discloses to such Purchaser or any of its Representatives in connection with the transaction contemplated hereby together with all copies, extracts, analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by any Person that contain or otherwise reflect or are generated from such information, documents, records, or data. The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure by such Purchaser or its Representatives in breach of this Agreement), (b) is developed by such Purchaser or any of its Representatives, independent of, and without reliance in whole or in part on, any Confidential Information or any knowledge of Confidential Information, (c) becomes available to such Purchaser or its Representatives on a non-confidential basis from a source other than Seller or its Representatives who, insofar as is known to the recipient after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal, fiduciary or other obligation to such Purchaser or (d) was available to such Purchaser or its Representatives on a non-confidential basis prior to its disclosure to such Purchaser or its Representatives by Seller or its Representatives.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
     “Indemnified Party” shall have the meaning specified in Section 6.3.
     “Indemnifying Party” shall have the meaning specified in Section 6.3.
     “NYSE” means the New York Stock Exchange.
     “Parties” means Seller and the Purchasers.
     “Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Seller, dated as of June 27, 2001 (the “Partnership Agreement”), as amended to date, and as the same may be further amended from time to time.
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Prospectus” means any prospectus or prospectuses included in the Registration Statement at the effective time of the Registration Statement, as supplemented by a prospectus supplement relating to the Purchased Units and the offering thereof to be filed pursuant to Rule 424(b) under the Securities Act. Any reference in this Agreement to the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 that were filed under the Exchange Act on or before the issue date of the Prospectus; and any reference to the terms “amend,” “amendment” or “supplement” with respect to the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the issue date of the Prospectus deemed to be incorporated therein by reference.

     “Purchase Price” means, with respect to a particular Purchaser, the amount set forth opposite such Purchaser’s name under the column entitled “Purchase Price” on Schedule 2.1 to this Agreement.
     “Purchased Units” means, with respect to a particular Purchaser, the number of Common Units set forth opposite such Purchaser’s name under the column entitled “Purchased Units” on Schedule 2.1 to this Agreement, which is equal to the rounded amount of the quotient determined by dividing (a) the Purchase Price of such Purchaser by (b) the Common Unit Price.
     “Purchaser” or “Purchasers” shall have the meaning specified in the Preamble.
     “Purchaser Material Adverse Effect” means, with respect to each Purchaser, any material and adverse effect on (i) the ability of such Purchaser to meet its obligations under this Agreement on a timely basis or (ii) the ability of such Purchaser to consummate the transactions under this Agreement.
     “Purchaser Related Parties” shall have the meaning specified in Section 6.1.
     “Registration Rights Agreement” shall have the meaning specified in Section 3.11.
     “Registration Statement” means Seller’s registration statement (File No. 333-126447) on Form S-3 filed with the Commission on July 7, 2005, including a form of prospectus, as supplemented, and including the exhibits and financial statements, as amended at the time of the Closing, and any post-effective amendment thereto that becomes effective prior to the Closing Date. Any reference in this Agreement to the Registration Statement shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 that were filed under the Exchange Act on or before the effective date of the Registration Statement; and any reference to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement shall be deemed to refer to and include the filing of any document under the Exchange Act after the effective date of the Registration Statement deemed to be incorporated therein by reference.
     “Representatives” of any Person means the officers, directors, employees, agents, counsel, investment bankers and other representatives of such Person.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “Seller” shall have the meaning specified in the Preamble.
     “Seller Commission Documents” shall have the meaning specified in Section 3.5.
     “Seller Material Adverse Effect” means any material adverse effect on (i) the condition (financial or otherwise), business, prospects, properties, net worth or results of operations of Seller and its subsidiaries, taken as a whole, (ii) the ability of Seller to meet its obligations under this Agreement on a timely basis, or (iii) the ability of Seller to consummate the transactions under this Agreement.
     “Seller Related Parties” shall have the meaning specified in Section 6.2.

ARTICLE II.
AGREEMENT TO SELL AND PURCHASE
     Section 2.1 Sale and Purchase. On the basis of the representations and warranties contained herein and subject to the terms and conditions hereof, at the Closing, Seller hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from Seller, the number of Purchased Units set forth opposite such Purchaser’s name on Schedule 2.1 to this Agreement, and each Purchaser agrees to pay Seller the amount of the Purchase Price in respect of such Purchased Units set forth opposite such Purchaser’s name on Schedule 2.1 to this Agreement as consideration for the Purchased Units.
     Section 2.2 Consideration. The amount per Common Unit each Purchaser will pay to Seller to purchase the Purchased Units (the “Common Unit Price”) shall be $48.67 per Common Unit.
     Section 2.3 Closing. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place on December 19, 2006, or at such other time and date thereafter as any Purchaser and Seller may mutually agree (such date, the “Closing Date”), at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2300, Houston, Texas 77002.
     Section 2.4 Independent Obligations. The obligation of each Purchaser hereunder is several and not joint and is independent of the obligation of each other Purchaser, and the failure of, or Seller’s waiver of, performance by any Purchaser does not excuse performance by any other Purchaser or Seller. No Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser acknowledges that such Purchaser is not relying upon any Person in making its investment in Seller. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the transactions contemplated by this Agreement.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
RELATED TO SELLER
     Seller hereby represents and warrants to the Purchasers as follows:
     Section 3.1 Corporate Existence of Seller. Seller (a) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite limited partnership power necessary to own its assets and carry on its business as its business is now being conducted.
     Section 3.2 Valid Issuance of Purchased Units. The offer and sale of the Purchased Units and the limited partner interests represented thereby have been duly authorized by Seller and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by such matters described under the caption “The Partnership Agreement — Limited Liability” in Seller’s Registration Statement on Form S-1 (File No. 333-64107), which is incorporated by reference into Seller’s Registration Statement on Form 8-A/A (File No. 001-14569)).
     Section 3.3 Form S-3 Eligibility. As of the date hereof, Seller meets the requirements for the use of Form S-3 under the Securities Act, and, as of the Closing Date, Seller will meet the requirements for the use of Form S-3 under the Securities Act.
     Section 3.4 Registration Statement. The Registration Statement, at the time it became effective, and the prospectus contained therein, complied, and on the date of this Agreement and the Closing Date and when any post-effective amendment to the Registration Statement becomes effective or any supplement to such prospectus is filed with the Commission, the Registration Statement, the Prospectus and any such amendment or supplement, respectively, will comply, in all material respects with the applicable requirements of the Securities Act; all documents incorporated, or deemed to be incorporated, into the Registration Statement or the Prospectus by reference pursuant to the requirements of Item 12 of Form S-3 under the Securities Act, when they were or are filed with the Commission, conformed or will conform as of their respective dates in all material respects with the applicable requirements of the Exchange Act; and each part of the Registration Statement and any amendment thereto, at the time such part became effective, and the Prospectus and any amendment or supplement thereto, at the time it was or is filed with the Commission pursuant to Rule 424 under the Securities Act and at the time of the Closing, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that this representation and warranty does not apply to statements or omissions in the Registration Statement or Prospectus (or in amendments or supplements thereto) made in reliance upon information, if any, furnished in writing to Seller by any Purchaser.
     Section 3.5 Seller Commission Documents. Seller has filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents, collectively, the “Seller Commission Documents”). The Seller Commission Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Seller Commission Document filed prior to the date hereof) (a) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (b) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the applicable rules and regulations of the Commission), and (c) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Seller as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to Seller and has not resigned or been dismissed as independent registered public accountants of Seller as a result of or in connection with any disagreement with Seller on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
     Section 3.6 No Breach. The execution, delivery and performance by Seller of this Agreement and all other agreements and instruments to be executed and delivered by Seller pursuant hereto or in connection with the transactions contemplated by this Agreement, and compliance by Seller with the terms and provisions hereof, do not and will not (a) violate any provision of any statute, rule, regulation or order of any court or governmental authority having jurisdiction over Seller or any of its properties or assets, (b) conflict with or result in a violation of Seller’s certificate of limited partnership or the Partnership Agreement, or (c) result in a violation or breach of or constitute a default under any material agreement to which Seller is a party or by which Seller or any of its properties is bound, except, in the case of clauses (a) and (c), where such violation, breach or default would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
     Section 3.7 Authority. Seller has all necessary limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on its part; and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity.
     Section 3.8 Approvals. No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any governmental authority or any other Person is required in connection with the execution, delivery or performance by Seller of this Agreement, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption, or to make such filing, declaration, qualification or registration, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
     Section 3.9 Investment Company Status. Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 3.10 Certain Fees. No fees or commissions will be payable by Seller to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

     Section 3.11 No Side Agreements. Other than (a) any existing confidentiality agreements in favor of Seller that have been executed by any Purchaser or to which any Purchaser is otherwise bound, (b) any total return swap letter contemplated by Section 5.4(c) and (c) a registration rights agreement to be entered into on the Closing Date among Seller, E-Holdings III, L.P., E-Holdings V, L.P., Kayne Anderson MLP Investment Company and Kayne Anderson Energy Development Company (the “Registration Rights Agreement”), there are no other agreements by, among or between Seller or its Affiliates, on the one hand, and any other Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby. For purposes of this Section 3.11, “Purchaser or its Affiliates” shall not include Plains All American GP LLC, Plains AAP, L.P., Seller or any of their respective subsidiaries and “Seller or its Affiliates” shall not include E-Holdings III, L.P., E-Holdings V, L.P., Kayne Anderson MLP Investment Company and Kayne Anderson Energy Development Company or any of their respective Affiliates.
     Section 3.12 MLP Status. Seller has, since its formation, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
     Each Purchaser, severally and not jointly, hereby represents and warrants to Seller as follows:
     Section 4.1 Existence. Such Purchaser (a) is an entity duly organized, validly existing and in good standing, as applicable, under the laws of its jurisdiction of organization and (b) has all requisite power necessary to own its assets and carry on its business as its business is now being conducted.
     Section 4.2 No Conflicts. The execution, delivery and performance by such Purchaser of this Agreement and all other agreements and instruments to be executed and delivered by such Purchaser pursuant hereto or in connection herewith, compliance by such Purchaser with the terms and provisions hereof and the purchase of the Purchased Units by such Purchaser do not and will not (a) violate any provision of any statute, rule, regulation or order of any court or governmental authority having jurisdiction over such Purchaser or any of its properties or assets, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser, or (c) result in a violation or breach of or constitute a default under any material agreement to which such Purchaser is a party or by which such Purchaser or any of its properties is bound, except, in the case of clauses (a) and (c), where such violation, breach or default would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.3 Ownership of Securities. Except as otherwise disclosed in Seller’s Annual Report on Form 10-K for the year ended December 31, 2005, such Purchaser and its Affiliates do not, as of the date hereof, and, as of the Closing Date, will not, own ten percent or more of Seller’s issued and outstanding Common Units.

     Section 4.4 Trading Activities. Such Purchaser’s trading activities, if any, with respect to Seller’s Common Units will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of the NYSE.
     Section 4.5 Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement.
     Section 4.6 No Side Agreements. Other than (a) any existing confidentiality agreements in favor of Seller that have been executed by any Purchaser or to which any Purchaser is otherwise bound, (b) any total return swap letter contemplated by Section 5.4(c) and (c) the Registration Rights Agreement, there are no other agreements by, among or between such Purchaser and any of its Affiliates, on the one hand, and any of Seller or its Affiliates, on the other hand, with respect to the transactions contemplated hereby. For purposes of this Section 4.6, “Purchaser or its Affiliates” shall not include Plains All American GP LLC, Plains AAP, L.P., Seller or any of their respective subsidiaries and “Seller or its Affiliates” shall not include E-Holdings III, L.P., E-Holdings V, L.P., Kayne Anderson MLP Investment Company and Kayne Anderson Energy Development Company or any of their respective Affiliates.
     Section 4.7 Seller Information. Each Purchaser acknowledges and agrees that Seller has provided or made available to such Purchaser (through EDGAR, Seller’s website, or otherwise) the Registration Statement, all documents filed by Seller with the Commission through the date of this Agreement and incorporated by reference into the Registration Statement and all press releases issued by Seller through the date of this Agreement.
ARTICLE V.
CLOSING CONDITIONS
     Section 5.1 Conditions to the Closing.
     (a) Mutual Conditions. The respective obligation of each Party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):
     (i) no statute, rule, regulation or order shall have been enacted or promulgated, and no action shall have been taken, by any governmental authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;
     (ii) there shall not be pending any suit, action or proceeding by any governmental authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement;

     (iii) the Purchased Units shall have been approved for listing on the NYSE, subject to notice of issuance; and
     (iv) no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or threatened by any governmental authority.
     (b) Each Purchaser’s Conditions. The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):
     (i) Seller shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Seller on or prior to the Closing Date;
     (ii) the representations and warranties of Seller contained in this Agreement that are qualified by materiality or Seller Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);
     (iii) since December 31, 2005, no Seller Material Adverse Effect shall have occurred and be continuing;
     (iv) Seller shall have delivered, or caused to be delivered, to the Purchasers at the Closing, Seller’s closing deliveries described in Section 5.3 of this Agreement; and
     (v) Seller shall have filed with the Commission a prospectus supplement to the Prospectus related to the purchase and sale of the Purchased Units.
     (c) Seller’s Conditions. The obligation of Seller to consummate the sale of the Purchased Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (any or all of which may be waived by Seller in writing, in whole or in part, to the extent permitted by applicable law):
     (i) such Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;
     (ii) the representations and warranties of such Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse

Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties of such Purchaser contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);
     (iii) since the date of this Agreement, no Purchaser Material Adverse Effect shall have occurred and be continuing; and
     (iv) such Purchaser shall have delivered, or caused to be delivered, to Seller at the Closing, such Purchaser’s closing deliveries described in Section 5.4 of this Agreement.
     Section 5.2 Termination. In the event that any condition to a Party’s obligation to close specified in Section 5.1 is not satisfied or waived on the Closing Date, such Party may terminate this Agreement upon written notice to the other Party. In the event of any termination of this Agreement, this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any Party hereto; provided that nothing herein shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement. Notwithstanding the foregoing, any termination of this Agreement by any Purchaser shall not serve to terminate this Agreement as between any Purchaser not so terminating and Seller.
     Section 5.3 Seller Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Seller will deliver, or cause to be delivered, to the Purchasers:
     (a) the applicable Purchased Units, which Seller shall cause to be electronically delivered to The Depository Trust Company on each Purchaser’s behalf, registered in such name(s) as such Purchaser shall, with reasonable notice, have designated, all free and clear of any liens, encumbrances or interests of any other Person; and
     (b) an officer’s certificate in form reasonably satisfactory to the Purchasers attesting to the matters set forth in Section 5.1(b)(i), (ii) and (iii).
     Section 5.4 Purchaser Deliveries. At the Closing, subject to the terms and conditions of this Agreement, each Purchaser will deliver, or cause to be delivered, to Seller:
     (a) payment to Seller of the amount of the applicable Purchase Price set forth opposite such Purchaser’s name on Schedule 2.1 to this Agreement for the applicable Purchased Units by wire transfer of immediately available funds to an account designated by Seller in writing at least two (2) Business Days (or such shorter period as shall be agreeable to the applicable Parties) prior to the Closing;
     (b) an officer’s certificate in form reasonably acceptable to Seller attesting to the matters set forth in Section 5.1(c)(i), (ii) and (iii); and

     (c) with respect to any Purchaser effecting a total return swap, Seller shall have received a letter from such Purchaser regarding certain tax withholding matters in form reasonably acceptable to Seller.
ARTICLE VI.
INDEMNIFICATION
     Section 6.1 Indemnification by Seller. Seller agrees to indemnify each Purchaser and its Affiliates and each of their respective officers, directors, employees and agents (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Seller contained herein, provided such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty. Furthermore, Seller agrees that it will indemnify and hold harmless each Purchaser and Purchaser Related Parties from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by Seller or alleged to have been incurred by Seller in connection with the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
     Section 6.2 Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify Seller and its officers, directors, employees and agents (collectively, “Seller Related Parties”) from, and hold each of them harmless against any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter to the extent that it may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Purchaser contained herein, provided such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty. Furthermore, each Purchaser agrees, severally and not jointly, that it will indemnify and hold harmless Seller and Seller Related Parties from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
     Section 6.3 Indemnification Procedures. Promptly after any Seller Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any Action or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such Action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (a) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (b) if (i) the Indemnifying Party has failed to assume the defense and employ counsel or (ii) if the defendants in any such Action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such Action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party.
     Section 6.4 Survival. The Parties’ obligations under this Article VI shall only become operative following the Closing Date and shall not survive any termination of this Agreement pursuant to Section 5.2.
ARTICLE VII.
MISCELLANEOUS
     Section 7.1 Purchaser Lock-Up. Except as provided in this Agreement, no Purchaser will offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Purchased Units, or publicly announce an intention to effect any such transaction in respect of any Purchased Units, for a period of 90 days after the Closing Date; provided, however, that any Purchaser may enter into a total return swap or similar transaction with respect to the Purchased Units purchased by such Purchaser so long as the swap counterparty agrees to be bound by the terms of this Section 7.1.
     Section 7.2 Interpretation of Provisions. Article, Section and Schedule references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever a Party has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of such Party unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
     Section 7.3 Survival. The representations and warranties set forth in Section 3.2, Section 3.3, Section 3.10, Section 3.11, Section 3.12, Section 4.5 and Section 4.6 hereunder shall survive indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months, in each case, following the Closing Date regardless of any investigation made by or on behalf of Seller or the Purchasers. The covenants made in this Agreement shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor.
     Section 7.4 No Waiver; Modifications in Writing.
     (a) Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.
     (b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto or thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances.
     Section 7.5 Binding Effect; Assignment.
     (a) Binding Effect. This Agreement shall be binding upon Seller, the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement, and their respective successors and permitted assigns.
     (b) Assignment of Rights. All or any portion of the rights and obligations of each Purchaser under this Agreement may not be transferred by such Purchaser without the written consent of Seller.
     (c) Total Return Swap. Notwithstanding the foregoing, Seller agrees that any Purchaser may enter into total return swaps or similar transactions with respect to the Purchased Units purchased by such Purchaser.
     Section 7.6 Confidentiality. Notwithstanding anything herein to the contrary, to the extent that any Purchaser has executed or is otherwise bound by a confidentiality agreement in favor of Seller as of the date hereof, such Purchaser shall continue to be bound by such confidentiality agreement in accordance with its terms. To the extent that any Purchaser has not executed or is not otherwise bound by a confidentiality agreement in favor of Seller as of the date hereof, and has actually received Confidential Information from Seller, such Purchaser will refrain, and will cause its Representatives to refrain, from disclosing to any other Person any Confidential Information; provided, however, that with respect to any Purchaser who has not executed and is not otherwise bound by a confidentiality agreement in favor of Seller as of the date hereof, Seller acknowledges that Seller has not provided such Purchaser any Confidential Information unless requested by such Purchaser. Disclosure of Confidential Information will not be deemed to be a breach of this Section 7.6 if such disclosure is made with the consent of Seller or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided, however, that upon receipt by any Purchaser of any subpoena or order covering Confidential Information of Seller, such Purchaser will to the extent reasonably practicable promptly notify Seller of such subpoena or order.
     Section 7.7 Communications. All notices and communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, regular mail, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

          (a) If to the Purchasers, to the addresses listed on the signature pages hereto, with a copy to:
Baker Botts L.L.P.
910 Louisiana Street, Suite 3200
Houston, Texas 77002
Attention: Joshua Davidson
Facsimile: (713) 229-2727
          (b) If to Seller:
Plains All American Pipeline, L.P.
333 Clay Street
Houston, Texas 77002
Attention: Tim Moore
Facsimile: (713) 646-4313
     with a copy to:
Vinson & Elkins L.L.P.
1001 Fannin Street
Suite 2300
Houston, Texas 77002
Attention: Alan Beck
Facsimile: (713) 615-5861
or to such other address as Seller or any Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via telecopy; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
     Section 7.8 Entire Agreement. Except with respect to the Registration Rights Agreement and any confidentiality agreements executed pursuant to Section 7.6, this Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Seller or any of its Affiliates or the Purchasers or any of their Affiliates set forth herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter, including any term sheets and commitment letters.
     Section 7.9 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Texas without regard to principles of conflicts of laws.
     Section 7.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 7.11 Costs and Expenses. Each Party shall be responsible for such Party’s own expenses in connection with this Agreement and the transactions contemplated hereby, except that Seller will reimburse the Purchasers for up to $25,000 of legal fees incurred by Baker Botts L.L.P. (“Baker Botts Legal Fees”). Any Baker Botts Legal Fees in excess of $25,000 shall be paid pro rata by the Purchasers in proportion to the aggregate number of Purchased Units set forth opposite the names of such Purchasers on Schedule 2.1.
     Section 7.12 Unit Split or Unit Dividend Affecting the Purchased Units. In the event that Seller declares a unit split or unit dividend (payable in Common Units) with respect to its Common Units and the record date for such unit split or unit dividend is after the date of this Agreement and prior to the Closing Date, the number of Purchased Units to be delivered to the Purchasers hereunder and the Common Unit Price and the Purchase Price therefor shall be appropriately adjusted so that the Purchasers would be in the same relative economic position as they would be if such Purchased Units would have been issued and delivered to the Purchasers prior to the record date for any such unit split or unit dividend.
     Section 7.13 Distributions. If the Closing occurs on a date after the record date relating to a distribution to be made to holders of Common Units after the date of this Agreement, the Common Unit Price shall be reduced by the per Common Unit amount of such distribution and the applicable Purchase Price set forth on Schedule 2.1 hereto shall be reduced accordingly.
     Section 7.14 Use of Proceeds. Seller shall use the proceeds from the transactions contemplated hereby in the manner set forth in the Prospectus.
     IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

PURCHASERS:
[The remainder of this page is intentionally left blank.]

ROYAL BANK OF CANADA

By: RBC CAPITAL MARKETS
CORPORATION, its agent

By:	/s/ Josef Muskatel

Name: Josef Muskatel
Title: Director and Senior Counsel

By:	/s/ Steven Milke

Name: Steven Milke
Title: Managing Directors

Address:
One Liberty Plaza
Second Floor
New York, NY 10006
[Signature Page to Common Unit Purchase Agreement]

GPS INCOME FUND LP

By: GPS Partners LLC, its general partner

By:	/s/ Brett Messing

Name: Brett Messing
Title: Managing Partner

GPS HIGH YIELD EQUITIES FUND LP

By: GPS Partners LLC, its general partner

By:	/s/ Brett Messing

Name: Brett Messing
Title: Managing Partner

GPS INCOME FUND (CAYMAN) LTD

By: GPS Partners LLC, its investment manager

By:	/s/ Brett Messing

Name: Brett Messing
Title: Managing Partner

HFR RVA GPS MASTER TRUST

By: GPS Partners LLC, its trading manager

By:	/s/ Brett Messing

Name: Brett Messing
Title: Managing Partner

GPS Partners LLC
100 Wilshire Blvd., Suite 900
Santa Monica, CA 90401
[Signature Page to Common Unit Purchase Agreement]

FIDUCIARY / CLAYMORE MLP
OPPORTUNITY FUND

By:	/s/ James J. Cunnane, Jr.

Name: James J. Cunnane, Jr.
Title: Vice President

8112 Maryland Avenue, Suite 400
St. Louis, MO 63105
[Signature Page to Common Unit Purchase Agreement]

SWANK MLP CONVERGENCE FUND, LP

By:	/s/ Jerry V. Swank Name: Jerry V. Swank
Title: Managing Partner

Daniel L. Spears
Swank Capital, LLC
3300 Oak Lawn Ave, Suite 650
Dallas, TX 75219

THE CUSHING MLP
OPPORTUNITIES FUND I, LP

By:	/s/ Jerry V. Swank Name: Jerry V. Swank
Title: Managing Partner

Daniel L. Spears
Swank Capital, LLC
3300 Oak Lawn Ave, Suite 650
Dallas, TX 75219
[Signature Page to Common Unit Purchase Agreement]

E-HOLDINGS III, L.P.

By:	E-Holdings III GP, LLC,
General Partner of E-Holdings III, L.P.

By: Name:	/s/ Gary R. Petersen Gary R. Petersen
Title:	Managing Director

E-HOLDINGS V, L.P.
By: E-Holdings V GP, LLC, General Partner of E-Holdings V, L.P.

By: Name:	/s/ Gary R. Petersen Gary R. Petersen
Title:	Managing Director

E-Holdings III, L.P / E-Holdings V, L.P.
Attn: Jason M. DeLorenzo and Robert H.
Haier
1100 Louisiana Street, Suite 3150
Houston, Texas 77002
Phone: (713) 659-6100
Fax: (713) 659-6130
[Signature Page to Common Unit Purchase Agreement]

STADIUM PLAZA SHOPPING CENTER LLC

By:	/s/ Rolland J. Walters Name: Rolland J. Walters
Title: Managing Member

Address: 1021 Ashland Road # 601
Columbia, MO 65201
[Signature Page to Common Unit Purchase Agreement]

TETRAD CORPORATION
By:	/s/ Vance D. Gardiner
	Name:	Vance D. Gardiner
	Title:	Treasurer
Address:
11422 Miracle Hills Drive, Suite 400 Omaha, NE 68154

[Signature Page to Common Unit Purchase Agreement]

HUGO NEU CORPORATION
By:	/s/ David Silver
	Name:	David Silver
	Title:	Executive Vice President and Chief Financial Officer
Address: 120 Fifth Avenue, Suite 600 New York, NY 10011

RCH ENERGY MLP FUND, L.P. By: RCH ENERGY MLP FUND G.P., L.P. Its General Partner By: RR ADVISORS, LLC, Its General Partner
By:	/s/ Robert Raymond
	Name:	Robert Raymond
	Title:	Sole Member

RCH Energy MLP Fund, L.P. 200 Crescent Court, Suite 1060 Dallas, Texas 75201 Attn: Robert Raymond Phone (214) 871-8680 Fax (214) 871-8683

RCH ENERGY MLP FUND A, L.P. By: RCH ENERGY MLP FUND G.P., L.P. Its General Partner By: RR ADVISORS, LLC Its General Partner
By:	/s/ Robert Raymond
	Name:	Robert Raymond
	Title:	Sole Member

RCH Energy MLP Fund A, L.P. 200 Crescent Court, Suite 1060 Dallas, Texas 75201 Attn: Robert Raymond Phone (214) 871-8680 Fax (214) 871-8683

[Signature Page to Common Unit Purchase Agreement]

TORTOISE ENERGY CAPITAL CORPORATION
By:	/s/ David J. Schulte
	Name:	David J. Schulte
	Title:	Chief Executive Officer and President
Address: 10801 Mastin Blvd., Suite 222, Overland Park, KS 66210

[Signature Page to Common Unit Purchase Agreement]

ALERIAN CAPITAL PARTNERS, L.P.

By: ALERIAN CAPITAL ADVISORS, LCC

By:	/s/ Richard Levy Name: Richard Levy
Title: Chief Financial Officer

45 Rockefeller Plaza Suite 2000
New York, NY 10111

ALERIAN FOCUS PARTNERS, L.P.

By: ALERIAN FOCUS ADVISORS, LCC

By:	/s/ Richard Levy Name: Richard Levy
Title: Chief Financial Officer

45 Rockefeller Plaza Suite 2000
New York, NY 10111
[Signature Page to Common Unit Purchase Agreement]

EAGLE INCOME APPRECIATION PARTNERS, L.P.

By: Eagle Income Appreciation GP, LLC By: Eagle Global Advisors, LLC

By:	/s/ Malcom Day Name: Malcom Day
Title: Partner

EAGLE INCOME APPRECIATION II, L.P.

By: Eagle Income Appreciation GP, LLC
By: Eagle Global Advisors, LLC

By:	/s/ Malcom Day

Name: Malcom Day
Title: Partner

Address:
5847 San Felipe Road, Suite 930
Houston, TX 77057
[Signature Page to Common Unit Purchase Agreement]

HARTZ CAPITAL MLP, LLC

By:	Hartz Trading, Inc., Its Manager

By:	/s/ Ronald J. Bangs Name: Ronald J. Bangs
Title: Vice President

400 Plaza Drive
Secaucus, NJ 07094
[Signature Page to Common Unit Purchase Agreement]

STRUCTURED FINANCE AMERICAS, LLC

By:	/s/ Andrea Leung Name: Andrea Leung
Title: Vice President

By:	/s/ Jill Rathjen

Name: Jill Rathjen
Title: Vice President
[Signature Page to Common Unit Purchase Agreement]

ZLP FUND, L.P. By: Zimmer Lucas Partners, LLC, its General Partner
By:	/s/ Craig M. Lucas
	Name:	Craig M. Lucas
	Title:	Managing Member

[Signature Page to Common Unit Purchase Agreement]

KAYNE ANDERSON MLP INVESTMENT COMPANY
By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	Vice President

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY
By:	/s/ James C. Baker
	Name:	James C. Baker
	Title:	Vice President

[Signature Page to Common Unit Purchase Agreement]

LEHMAN BROTHERS MLP PARTNERS, L.P.

By:	/s/ Michael J. Cannon Name: Michael J. Cannon
Title: Managing Director

Lehman Brothers MLP Partners, L.P.
399 Park Ave. 9th Floor
New York, NY 10022
[Signature Page to Common Unit Purchase Agreement]

SELLER:

PLAINS ALL AMERICAN PIPELINE, L.P.

By:	PLAINS AAP, L.P., its general partner

By:	PLAINS ALL AMERICAN GP LLC, its general partner

By: Name:	/s/ Greg L. Armstrong Greg L. Armstrong
Title:	Chief Executive Officer
[Signature Page to Common Unit Purchase Agreement]

Schedule 2.1

	Purchase	Purchased
Purchaser	Price	Units
Royal Bank of Canada	$64,000,000	1,314,979
The Cushing MLP Opportunities Fund I, LP	27,500,000	565,030
Kayne Anderson MLP Investment Company	27,500,000	565,030
E-Holdings III, L.P.	24,300,000	499,281
Structured Finance Americas, LLC	20,000,000	410,931
GPS Income Fund (Cayman) Ltd.	18,400,000	378,056
Lehman Brothers MLP Partners, L.P.	15,000,000	308,198
ZLP Fund, L.P.	12,000,000	246,558
GPS Income Fund LP	11,900,000	244,504
Swank MLP Convergence Fund, LP	8,000,000	164,372
Hugo Neu Corporation	8,000,000	164,372
Fiduciary/Claymore MLP Opportunity Fund	8,000,000	164,372
Hartz Capital MLP, LLC	8,000,000	164,372
HFR RVA GPS Master Trust	7,200,000	147,935
Alerian Capital Partners, LP	6,250,000	128,416
E-Holdings V, L.P.	5,700,000	117,115
Stadium Plaza Shopping Center LLC	5,000,000	102,733
Tetrad Corporation	4,500,000	92,459
Tortoise Energy Capital Corp.	4,000,000	82,186
RCH Energy MLP Fund, L.P.	3,900,000	80,131
Eagle Income Appreciation Partners, L.P.	3,800,000	78,077
GPS High Yield Equities Fund LP	3,500,000	71,913
Kayne Anderson Energy Development Company	2,500,000	51,366
Alerian Focus Partners, LP	750,000	15,410
Eagle Income Appreciation II, L.P.	200,000	4,109
RCH Energy MLP Fund A, L.P.	100,000	2,055

TOTAL	$300,000,000	6,163,960

Schedule 2.1